Exhibit 10.20

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Contract”) is agreed to as of July 24, 2002, by and between Inveresk Clinical Research Limited and Inveresk Research International Limited (hereinafter referred to collectively as “Inveresk”) and Salus Pharma, Inc., a Delaware corporation (hereinafter referred to as “the Sponsor”). Sponsor may from time to time issue one or more Project Assignments to Inveresk (“Project Assignment”). Each Project Assignment will include a study protocol (the “Protocol”) applicable thereto. Inveresk will not begin to render services under the Contract unless and until Sponsor issues a Project Assignment for such services (each set of ordered services being a “Project”). Subject to the terms of this Contract, Inveresk will render the services set forth in Project Assignment(s) accepted by Inveresk in accordance with the applicable Protocol and by the completion dates set forth therein.

1.	Confidentiality

Inveresk shall keep confidential and shall not disclose to any third party at any time without the prior written consent of the Sponsor any information received in confidence from the Sponsor relating to any Project or any information arising from or generated during the conduct of any Project by Inveresk.

All results, reports, findings, conclusions, work papers, notebooks, electronic records, biological samples, prototypes, and any other information or materials in any form or format arising out of performance of a Project Assignment by or for Inveresk (the “Project Results”) will be the sole property of Sponsor and shall become part of the Confidential Information to be protected under this Contract.

The name of Inveresk or the names of any of its staff shall not be used for any advertising, promotional or other public purposes without the prior written consent of Inveresk. The name of Sponsor, its affiliates and the names of any of their staff shall not be used for any advertising, promotional or other purpose without the prior written consent of Sponsor.

2.	Quality Assurance

All work under this Contract and each Project Assignment will be conducted and all data and other results will be documented and reported strictly in accordance with the applicable Protocol.

Inveresk warrants that its employees, agents, and approved subcontractors involved in performance of any Project Assignment shall have the experience and expertise necessary to perform such Project Assignment(s). Inveresk warrants that it has implemented and shall abide by a conflicts of interest disclosure and management policy and program that complies with, and shall comply with, applicable law and regulations and with all industry standards throughout the period of all Projects. Inveresk represents and warrants that neither it, any approved subcontractor, nor the personnel of it or any such subcontractors: (i) has or will have contracted for or supervised clinical trials or other studies in which their participation was terminated due to any failure to comply with protocols or applicable law or regulation; (ii) are or ever have been debarred (or to their knowledge are or ever have been under investigation with regard to potential debarment) by any regulatory body as qualified contractors or supervisors of clinical trials or other studies; (iii) has any significant financial interest in Sponsor or its affiliates. Inveresk will report to Sponsor if any at any time during the term of this Contract or within 12 months following the completion of any Project any of Inveresk’s warranties under clauses (i), (ii) or (iii) above becomes inaccurate.

Inveresk warrants that it shall not, in the performance of any services hereunder or preparing to do so, violate any applicable law or infringe or misappropriate any intellectual properties of any third party, except to the extent due directly to Inveresk’s following instructions given to it by Sponsor in a Project Assignment.

Inveresk shall conduct all work in or relating to a Project in accordance with all applicable and generally accepted international standards for scientific, preclinical (including animal studies), and clinical studies, all as more fully provided in the Project Assignments (the “Applicable Standards”). Except as may otherwise be provided in a Project Assignment, the Applicable Standards may include procedures and documentation consistent with the current Good Laboratory Practice standards of the US Food and Drug Administration (the “FDA”) in effect from time to time and, where studies include human subjects, the then-current principles of ICH Good Clinical Practice. Inveresk shall at all times be responsible to remain current and updated as to all changes in the Applicable Standards.

Inveresk agrees to notify Sponsor promptly if Inveresk knows or has reason to believe that any portion or aspect of any Project (including without limitation the applicable Protocol) would, if followed by Inveresk, violate any applicable law or infringe or misappropriate any intellectual properties of any third party or be inconsistent with the Applicable Standards.

Inveresk shall permit Sponsor’s representatives to visit Inveresk facilities during normal working hours and with reasonable frequency to perform quality assurance audits, observe Project progress, discuss the Project with appropriate officials and other personnel of Inveresk, and to inspect records and data relevant to the Project. Facility visits shall also be permitted during the data retention period specified in the applicable Project Assignment.

3.	Health and Safety; Project Materials

To allow Inveresk to comply with the Health and Safety at Work Act (1974) the Sponsor shall provide Inveresk with all available information regarding known or potential hazards associated with the use of any substances supplied to Inveresk by the Sponsor.

Sponsor shall provide sufficient quantities of the materials, formulations and compounds to be tested (the “Project Materials”). Inveresk will at all times maintain control of the Project Materials in accordance with the Applicable Standards and the Protocol. Inveresk agrees that the Project Materials will be used for clinical research purposes only in connection with the Project at the facility(ies) designated in the Protocol, and only under suitable containment conditions. Inveresk shall not use, and shall not permit any Clinical Unit to use, any of the Project Materials for any commercial purposes. No Project Material will be sold or otherwise provided to any third party other than solely as is required for the conduct of the Project under the Protocol and this Contract. The Project Materials will not be used in the treatment or diagnosis of humans or animals except for the purpose of conducting the Project as described in the Protocol. Inveresk shall not perform, and shall not permit any Clinical Unit to perform, any ancillary investigation outside the scope of the Protocol involving patients participating in the Project without the prior written permission of Sponsor and the Clinical Unit(s)’ Institutional Review Board and other Ethics Review Committee (collectively “IRB”). Inveresk acknowledges that the Project Materials are to be used with caution and prudence since all of the characteristics of the Project Materials are not known. Upon completion or termination of the Project, all unused Project Material is to be returned to Sponsor in accordance with the Protocol.

4.	Variations

It is recognised that during a Project variations from a protocol may become advisable because of results observed, or at the Sponsor’s request. Any change in the Contract price resulting therefrom will be incorporated in the final account and notified in writing. No such proposed changes, including any associated changes in the price, payment schedules, and projected completion date of the Project, shall be effective unless accepted in writing in advance by authorized representatives of both Inveresk and Sponsor. Responses to change requests made in writing shall be provided in a timely fashion, but in all cases within fourteen (14) days of receipt. Amendments to the Protocol should be documented and dated as provided in the Protocol. The Clinical Unit’s IRB approval, as applicable, must be obtained before the modifications are implemented.

5.	Reports

Inveresk will provide one or more draft report(s) at intervals, and upon completion of the Project, as more fully described in the applicable Project Assignment. On receipt of the Sponsor’s approval of such draft(s) (with or without revisions requested by Sponsor) or 16 weeks after dispatch of the draft (or such other period as may be specified for this purpose in the applicable Project Assignment), whichever is sooner, Inveresk will provide three copies of a Final Report to Sponsor. Additional copies of Reports and Interim Reports not specified in the Protocol will be provided at the Sponsor’s request and expense. Sponsor shall own all Draft, Interim and Final reports and all copyright rights and rights of confidentiality therein.

Inveresk shall not publish or otherwise disclose to any third party any Report or data prepared for the Sponsor by Inveresk or otherwise arising from or related to any Project Assignment without Sponsor’s prior written consent in each instance.

Inveresk shall immediately notify Sponsor and follow up in writing within 24 hours of becoming aware of any planned or actual inspections involving any Project by any regulatory authority and shall keep Sponsor informed of the progress of such inspections on all matters raised by any regulatory authorities in respect thereof.

Inveresk shall notify and provide Sponsor with copies of all correspondence with any regulatory authority (including, but not limited to FDA form 483s, warning letters, and debarment notifications) that could impact the quality or value to Sponsor of any prior or subsequent Project Results.

6.	Assignments

Except for assignments made in connection with corporate reorganizations or with the transfer of all or substantially all of the assets and business of Sponsor that relate to this Contract, the Sponsor shall not be entitled to assign this Contract in whole or in part without the written consent of Inveresk which consent shall not be unreasonably withheld or delayed. Inveresk shall not be entitled to assign, delegate or sub-contract this Contract or any Project Assignment in whole or in part without the written consent of Sponsor in each instance, which consent may be withheld in Sponsor’s sole discretion.

7.	Payment

Subject to the terms and conditions of this Contract, all invoices are payable 30 days after presentation. After overdue notice, Inveresk reserves the right to cease or suspend all work on the Project for which payment remains in arrears. [*].

8.	Prices

Inveresk reserves the right to charge the Sponsor, at the rates specified in Schedule A hereto, for professional advice provided by Inveresk in connection with the preparation of a draft Protocol where Inveresk is not subsequently commissioned to carry out the Project.

Sponsor will, as complete compensation to Inveresk, pay Inveresk the fee set forth in each Project Assignment for services rendered pursuant to this Contract. Payment schedules shall be as set forth in the applicable Project Assignment.

Other than the Project Materials, Inveresk shall supply without separate charge (except as explicitly provided in a Project Assignment) all facilities, utilities, equipment, supplies, personnel, information, rights, and other items required for the performance by Inveresk of its services under this Contract and each Project Assignment.

Inveresk will be reimbursed only for expenses which are expressly provided for in a Project Assignment or which have been approved in advance in writing by an authorized Sponsor representative, within thirty (30) days of receipt of Inveresk’s invoice, provided Inveresk has furnished such documentation for authorized expenses as Sponsor may reasonably request.

The Project price excludes the cost of importation of samples or specimens and freight charges associated with their return shipment.

Prices are exclusive of VAT which shall be charged, where appropriate, at the prevailing rate.

9.	Patents and Inventions

No right or license to Sponsor’s intellectual property is granted or implied as a result of this Contract or any Project, except to the limited extent necessary to conduct the applicable Project(s). The transfer of Project Material provided herein does not constitute a public disclosure.

All ideas, discoveries and inventions whether or not patentable, excepting Methodological Innovations as defined below, conceived, reduced to practice, made, developed or arising during any Project shall be owned by and the property of the Sponsor (“Project Inventions”). As used herein, “Methodological Innovations” means ideas, discoveries and inventions that are made solely by Inveresk and that consist solely of new or innovative means of accomplishing Inveresk’s Project tasks and that (i) do not consist of or relate in any way in whole or in part to modifications, improvements, or new uses of any Project Materials or their application or delivery; (ii) are not in whole or in part a direct result of following detailed instructions provided by Sponsor; and (iii) do not in whole or in part represent a reduction to practice of Sponsor’s prior conceptions. Inveresk hereby assigns, transfers and conveys to Sponsor and shall further assign, transfer and convey to Sponsor any and all right, title and interest to the Project Inventions and Project Results. Inveresk shall have no obligation to register, secure or otherwise defend such inventions or discoveries on behalf of the Sponsor. However, Inveresk shall reasonably cooperate with the Sponsor, at the Sponsor’s expense, in preparing and filing patent, copyright and other proprietary right applications, and/or registrations for the Project Inventions and Project Results. Such cooperation shall include, without limitation: (i) requiring relevant employees, agents, subcontractors and consultants to execute written assignments; and (ii) providing information regarding such inventions, inventorship and all other instruments as may reasonably deem necessary to pursue and maximize the commercial value of such owned inventions.

*	Confidential Treatment Requested.

Inveresk shall at all times obtain and retain in force agreements in proper form and substance with all persons involved in any Project requiring the assignment to Sponsor of all Project Inventions and requiring that such persons comply with the confidentiality obligations and restrictions reflected in this Contract.

10.	Retention of Project Results

Inveresk will retain and preserve all Project Results in accordance with all Applicable Standards and as set forth in the applicable Protocol. No Project Results will be destroyed or otherwise disposed of by Inveresk without authorization in writing in advance from Sponsor in each instance. Inveresk shall, upon Sponsor’s request from time to time, promptly deliver any and all Project Results and any work-in-process to Sponsor.

Except as may otherwise be provided in an applicable Protocol, Inveresk shall retain in its archive for a period of five years following the date of the final report all slides, blocks, original data and other materials arising out of the Project. At the end of the five year period referred to above, Inveresk shall contact the Sponsor for instructions on the transfer, retention or disposal of materials. Reasonable fees for the transfer, continued retention or disposal of the materials will be invoiced to the Sponsor.

Any biological samples taken for analysis in accordance with the protocol will, where appropriate following analysis, be stored deep frozen after issue of the Final Report for at least the data retention period specified in the applicable Protocol. Samples will then be disposed of free of charge unless prior written instructions are specified in the applicable Protocol or otherwise have been received from the Sponsor regarding shipment of the samples to the Sponsor or continued storage at Inveresk at the Sponsor’s expense.

If at the request of the Sponsor any material is disposed of or delivered to the Sponsor, Inveresk shall be relieved of any further responsibility thereof, including any claims made against Sponsor by third parties.

11.	Termination

Either the Sponsor or Inveresk shall be entitled to terminate the Contract at any time by giving not less than ten (10) business days prior notice in writing to the other. If the Sponsor terminates the Contract (other than by reason of default by Inveresk in its obligations or in the circumstances referred to in Clause 12 of these Conditions) or Inveresk terminates the Contract by reason of default by the Sponsor in its obligations (other than in the circumstances referred to in Clause 12 of these Conditions), Inveresk shall be entitled to reimbursement for all reasonable costs incurred by it arising out of the termination of any Project then in process (including a fee to cover the loss of and/or disruption to laboratory work or clinic space caused by the termination). If Inveresk terminates the Contract (save where it does so by reason of the Sponsor being in default in its obligation or in the circumstances referred to in Clause 12 of these Conditions) or if the Sponsor terminates the Contract by reason of default by Inveresk in its obligations (other than in the circumstances referred to in Clause 12 of these Conditions), Inveresk shall reimburse to the Sponsor all payments made by the Sponsor to Inveresk in relation to any then-uncompleted Project(s). No termination will affect any then-accrued right or obligation hereunder, and the provisions of Clauses 1, 2, 3, 5, 9, and 10 through 16 shall in any event survive any termination.

12.	Force Majeure

Inveresk shall not be responsible for and shall not incur any liability for delays, loss, damages, costs, claims, loss of profit or consequential loss caused by or resulting from:

(a)	any prohibition, enactment, embargo or other limitation first imposed by the United Kingdom or any other Government or Local Authority following the date of Inveresk’s acceptance of the applicable Project Assignment:

(b)	disease or illness affecting either employees of Inveresk, any human volunteers or experimental animals, provided that Inveresk shall have followed the Protocol and all the Applicable Standards with respect thereto and to the prevention of contamination therefrom:

(c)	war, industrial action or civil commotion:

(d)	destruction or damage to buildings by fire, storm, tempest, vandalism, lightning, explosion or bursting or overflowing of water tanks not owned or controlled by Inveresk:

(e)	the failure or withdrawal of public services:

(f)	acts of God, force majeure or any other cause beyond its control.

13.	Indemnity and Insurance

Inveresk shall indemnify and hold the Sponsor harmless from and against all third party claims, actions, judgements, damages, penalties, and fines (and any costs or expenses or reasonable professional fees incurred by the Sponsor in relation thereto) arising out of Inveresk’s or its personnel’s or contractor’s willful, reckless, or negligent acts or omissions or failure to adhere to the terms of this Contract, Protocol, or failure to comply with applicable laws or regulations.

The Sponsor shall indemnify and hold Inveresk harmless from and against any and all third party claims, actions, judgements, damages, penalties, and fines (and any costs or expenses or reasonable professional fees incurred by Inveresk in relation thereto) arising out of Inveresk’s participation in a Project or imposed by law for adverse drug experiences to patients caused directly from administration of Project Material or a control drug in accordance with the applicable Protocol; provided, however, that Sponsor shall not be obligated to indemnify or hold harmless Inveresk for any thereof to the extent arising from any of Inveresk’s or its personnel’s or contractor’s willful, reckless, or negligent acts or omissions or failure to adhere to the terms of this Contract, Protocol or failure to comply with applicable laws or regulations.

Except with respect to the parties’ indemnification and hold harmless agreements for matters arising out of the indemnifying party’s or its personnel’s or contractor’s willful, reckless, or negligent acts or omissions: (a) any liabilities of Inveresk to the Sponsor, or of Sponsor to Inveresk, howsoever arising, in respect of the contract and its performance shall be limited to an amount equal to the contract price; and (b) in no event shall either party be liable to the other for any consequential loss, special or exemplary damages.

If Party (the “Indemnified Party”) seeks indemnification under this Section, it shall inform the other Party the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at the Indemnifying Party’s expense, shall cooperate as reasonably requested in the defense of the claim. The Indemnified Party shall have the right to retain its own counsel, subject to approval by the Indemnifying Party. Such approval may be denied if an actual or potential conflict of interest exits between the counsel retained by Indemnifying Party and any of the proposed counsel for the Indemnified Party. The Indemnifying Party may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the Indemnified Party if such settlement or adverse judgement diminishes the right or interest of the Indemnified Party.

Without limitation upon the indemnity or other obligations of either party hereunder, each of Sponsor shall at all times during the term of this Contract obtain and keep in force, with insurers reasonably acceptable to Inveresk, commercial general liability insurance including coverage for products liability and having policy [*]. In addition, Inveresk shall at all times during the term of this Contract obtain and keep in force, with insurers (a) Employers’ Liability Insurance (b) Public Liability Insurance (c) Non-negligence Insurance (d) Errors and Omissions Insurance, which shall have policy limits of [*]. Medical Practitioners who are employed by Inveresk have Professional Indemnity Insurance. Each party shall provide written proof of the existence and terms of such insurance to the other party upon request, and shall in any event instruct its insurance carriers to notify the other party hereto at least thirty (30) days in advance of any cancellation or expiration of such coverage.

14.	Human Subject Studies

In addition to the indemnity provisions contained within Clause 13, the following provisions shall apply to studies involving human subjects:

The clinical phase of the study will be the responsibility of and will be carried out by, Clinical Unit(s) agreed by the Sponsor and Inveresk (“the Clinical Unit(s)”). Notwithstanding the provisions of Clause 1 of these Conditions, Inveresk shall be entitled to disclose to the prospective Clinical Units approved for this purpose by the Sponsor, information concerning the study provided that Inveresk first obtains from each such prospective Clinical Unit an undertaking with regard to confidentiality in similar terms to those set out in Clause 1, explicitly for the benefit of the Sponsor.

The terms of the quotation and any resulting Contract between Inveresk and the Sponsor relating to the clinical phase of the study shall be subject to the approval of the Protocol for the clinical phase of the study by the Clinical Unit(s) and, where appropriate, one or more IRBs, and shall be subject to obtaining all necessary Government or statutory consents. Inveresk shall not commence or carry out or to cause any work to be carried out in relation to the clinical phase of the study unless and until the said approvals and consents have been given and agreements with each Clinical Unit have been entered that are consistent with this Contract and otherwise are in form and substance satisfactory to the Sponsor.

15.	Proper Law of the Contract

This Contract and the rights of the Sponsor and Inveresk hereunder shall be determined in all respects according to the law of the country in which the work is undertaken.

*	Confidential Treatment Requested.

16.	Arbitration

In the event of a dispute arising between the parties hereto at any time from any matter relating to the Contract or any Project (other than with respect to patent infringement or validity), such dispute shall be finally resolved by binding arbitration in accordance with the UNCITRAL Rules as administered by the American Arbitration Association. Unless the parties otherwise agree, the arbitration will be conducted in Toronto, Ontario, Canada, before a panel of three arbitrators, one of whom shall be selected by Inveresk, one by the Sponsor and the third by the two previously selected arbitrators. Each of the parties agrees that the decisions of the arbitrators shall be final and binding upon it and shall be enforceable in any court having jurisdiction. The parties’ and the arbitrators’ costs of any arbitration shall be shared equally by Inveresk and the Sponsor unless the arbitration panel determines that a party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other party, in which event the arbitration panel may make an award of all or any portion of such expenses so incurred. Notwithstanding the foregoing, either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgement such action is necessary to avoid irreparable damage.

Approved and accepted by the Parties:

SALUS PHARMA, INC.		INVERESK CLINICAL RESEARCH LIMITED

/s/ Jonathan P. Mow		/s/ Glenn Kerkhof
Signature		Signature

Name	Jonathan P. Mow	Name	Glenn Kerkhof
Title	V.P. Comm. & Bus. Dev.	Title	Director of Operations, Clinical [illegible]
Date Signed July 30, 2002		Date Signed 24 July 2002

INVERESK RESEARCH INTERNATIONAL LIMITED

/s/ Brian Bathgate
Signature

		Name	Brian Bathgate
		Title	President, Preclinical Europe
Date Signed 24 July 02

Schedule A

Rate Schedule for Proposal Development Services

Where Inveresk is not Engaged to Perform the Project

[*]

*	Confidential Treatment Requested.

DRAFT

PROJECT ASSIGNMENT

[*]

*	Confidential Treatment Requested.